================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                          --------------------------

                                    FORM 15

  Certification and Notice of Termination of Registration Under Section 12(g)
     of the Securities Exchange Act of 1934 or Suspension of Duty to File
        Reports Under Sections 13 and 15(d) of the Securities Exchange
                                  Act of 1934

                          --------------------------

                        Commission File Number 1-10454

                             CALUMET FLORIDA, INC.
                             PLAINS ILLINOIS INC.
                    PLAINS MARKETING & TRANSPORTATION INC.
                      PLAINS RESOURCES INTERNATIONAL INC.
                             PLX CRUDE LINES INC.
                              PLX INGLESIDE INC.
                    PLAINS TERMINAL & TRANSFER CORPORATION
                                   PMCT INC.
                         STOCKER RESOURCES, INC., AND
                            STOCKER RESOURCES, L.P.

            (Exact name of registrant as specified in its charter)

                         1600 SMITH STREET, SUITE 1500
                             HOUSTON, TEXAS 77002
                                (713) 654-1414
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             SUBSIDIARY GUARANTEE
                                      OF
 10 1/4% SENIOR SUBORDINATED NOTES DUE 2006, SERIES D OF PLAINS RESOURCES INC.
           (Title of each class of securities covered by this Form)

                                     NONE
   (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)     [ ]             Rule 12h-3(b)(1)(ii)    [ ]
        Rule 12g-4(a)(1)(ii)    [ ]             Rule 12h-3(b)(2)(i)     [ ]
        Rule 12g-4(a)(2)(i)     [ ]             Rule 12h-3(b)(2)(ii)    [ ]
        Rule 12g-4(a)(2)(ii)    [ ]             Rule 15d-6              [x]
        Rule 12h-3(b)(1)(i)     [x]


      Approximate number of holders of record as of the certification or notice date: 1
     ---

================================================================================

                                   SIGNATURE

        Pursuant to the requirements of the Securities and Exchange Act of 1934, Calumet Florida, Inc. Plains Illinois Inc., Plains Marketing & Transporation Inc., Plains Resources International Inc., PLX Crude Lines Inc., PLX Ingleside Inc., Plains Terminal & Transfer Corporation, PMCT Inc., Stocker Resources, Inc., and Stocker Resources, L.P. have caused this certification/notice to be signed on their behalf by the undersigned duly authorized persons.


Date: January 5, 1998                      CALUMET FLORIDA, INC.


                                           By: /s/ Michael R. Patterson
                                              ---------------------------
                                           Name: Michael R. Patterson
                                           Title: Vice President


Date: January 5, 1998                      PLAINS ILLINOIS INC.


                                           By: /s/ Michael R. Patterson
                                              ---------------------------
                                           Name: Michael R. Patterson
                                           Title: Vice President


Date: January 5, 1998                      PLAINS MARKETING &
                                           TRANSPORTATION INC.


                                           By: /s/ Michael R. Patterson
                                              ---------------------------
                                           Name: Michael R. Patterson
                                           Title: Vice President


Date: January 5, 1998                      PLAINS RESOURCES INTERNATIONAL INC.


                                           By: /s/ Michael R. Patterson
                                              ---------------------------
                                           Name: Michael R. Patterson
                                           Title: Vice President


Date: January 5, 1998                      PLX CRUDE LINES INC.


                                           By: /s/ Michael R. Patterson
                                              ---------------------------
                                           Name: Michael R. Patterson
                                           Title: Vice President

Date: January 5, 1998                      PLX INGLESIDE INC.


                                           By: /s/ Michael R. Patterson
                                              ---------------------------
                                           Name: Michael R. Patterson
                                           Title: Vice President


Date: January 5, 1998                      PLAINS TERMINAL &
                                           TRANSFER CORPORATION


                                           By: /s/ Michael R. Patterson
                                              ---------------------------
                                           Name: Michael R. Patterson
                                           Title: Vice President


Date: January 5, 1998                      PMCT INC.


                                           By: /s/ Michael R. Patterson
                                              ---------------------------
                                           Name: Michael R. Patterson
                                           Title: Vice President



Date: January 5, 1998                      STOCKER RESOURCES, INC.


                                           By: /s/ Michael R. Patterson
                                              ---------------------------
                                           Name: Michael R. Patterson
                                           Title: Vice President



Date: January 5, 1998                      STOCKER RESOURCES, L.P.
                                           By: Stocker Resources, Inc., its
                                               General Partner


                                           By: /s/ Michael R. Patterson
                                              ---------------------------
                                           Name: Michael R. Patterson
                                           Title: Vice President


                                      -3-